Exhibit 10.8

SUPERIOR ENERGY SERVICES, INC.

2021 MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made, effective as of the [•] day of August, 2024 (the “Date of Grant”), between Superior Energy Services, Inc., a Delaware corporation (the “Company”) and James Brown (the “Participant”).

RECITALS:

WHEREAS, the Company has adopted the Superior Energy Services, Inc. 2021 Management Incentive Plan (as may be amended, modified or supplemented from time to time, the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Board and Committee have determined that it is in the best interests of the Company and its Stockholders to grant the time-based vesting Restricted Stock Units provided for herein (the “RSU Award”) to the Participant, such grant to be subject to the terms, conditions and restrictions set forth herein.

NOW, THEREFORE, in consideration for the services to be rendered by the Participant to the Company and the terms, conditions and restrictions hereinafter set forth, the parties hereto agree as follows:

1. Grant of Restricted Stock Units. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Date of Grant an award consisting of, in the aggregate, 32,960 Restricted Stock Units (the “Restricted Stock Units”) having the rights and subject to the terms and conditions of this Agreement and the Plan. Each Restricted Stock Unit represents an unfunded and unsecured promise to deliver to the Participant one share of Common Stock (except as otherwise provided herein), subject to the vesting and settlement terms, conditions and restrictions and the other terms, conditions and restrictions set forth in this Agreement and in the Plan. Unless and until the Restricted Stock Units become settled in shares of Common Stock in accordance with Section 4 below, the Participant shall have no rights as a Stockholder. For the avoidance of doubt, subject to Section 12 of the Plan, the Restricted Stock Units may not be settled in any form other than shares of Common Stock except in connection with a Change in Control transaction in accordance with the terms in this Agreement.

2. Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

3. Vesting; Treatment on Termination.

(a) Generally. The Participant will become vested in the Restricted Stock Units as follows: (i) one-third (1/3) of the Restricted Stock Units will vest on the first anniversary of the Commencement Date; (ii) an additional one-third (1/3) of the Restricted Stock Units will vest on the second anniversary of the Commencement Date;

and (iii) the remaining one-third (1/3) of the Restricted Stock Units will vest on the third anniversary of the Commencement Date, subject to the Participant’s continued employment with the Company (“Continuous Service”) and continued compliance with any restrictive covenants by which the Participant may be bound, in each case, through and including each applicable vesting date (each such date, a “Vesting Date”), except as otherwise expressly provided in Section 3(d) below; provided, however, that if the number of Restricted Stock Units is not evenly divisible by three (3), then no fractional Restricted Stock Units shall vest and the smaller installments shall vest first. Subject to Section 3(d), any Restricted Stock Units granted hereunder that become vested in accordance with this Section 3(a) and Section 3(b) below shall be settled in accordance with Section 4.

(b) Change in Control. Upon the consummation of a Change in Control, any unvested Restricted Stock Units shall fully vest subject to the Participant’s Continuous Service through and including the consummation of such Change in Control.

(c) Definitions. The following terms shall have, when used in this Agreement, the meanings set forth below:

(i) “Cause” has the meaning set forth in the Employment Agreement.

(ii) “Commencement Date” has the meaning set forth in the Employment Agreement.

(iii) “Employment Agreement” means that certain Employment Agreement, dated as of August 14, 2024, by and between the Company and the Participant.

(iv) “Good Reason” has the meaning set forth in the Employment Agreement.

(v) “Public Company Event” means the first to occur of (x) an IPO (as defined in the Stockholders’ Agreement), (y) the date the Common Stock is listed on the New York Stock Exchange (NYSE), National Association of Securities Dealers Automatic Quotation System (Nasdaq) or another qualified securities exchange in the United States as determined by the Board, or (z) the consummation of any transaction or series of transactions whereby shares of Common Stock are exchanged for shares of common stock of another entity, including a special purpose acquisition company (a “Public Entity”), that are publicly traded on the New York Stock Exchange (NYSE), National Association of Securities Dealers Automatic Quotation System (Nasdaq) or another qualified securities exchange in the United States as determined by the Board, including as a result of the Company merging with, becoming controlled by, or falling under common control with, a Public Entity.

(vi) “Settlement Date” means the earlier to occur of (x) the consummation of a Change in Control and (y) the 7th anniversary of the Date of Grant.

(vii) “Stockholder” has the meaning set forth in the Stockholders’ Agreement.

(viii) “Stockholders’ Agreement” means that certain Stockholders Agreement, dated as of February 2, 2021, by and among the Company and each of the stockholders party thereto (as may be amended, modified or supplemented from time to time).

(ix) “Valuation” means the value of the Company as determined by Houlihan Lokey (unless otherwise determined by the Board, in which case the Chief Executive Officer of the Company shall select the firm from three independent third-party valuation firms that have been selected and approved by the Board) using methodology consistent with past practice, which will take into account long term projections provided by management that have been reviewed and approved by the Board, which Board approval shall not be unreasonably withheld.

(d) Termination of Continuous Service.

(i) Termination for Cause/Violation of Noncompetition or Nonsolicitation Covenant/Material Violation of Other Restrictive Covenants. In the event of either: (x) a termination of the Participant’s Continuous Service by the Company for Cause, or (y) the Participant’s violation of any noncompetition or nonsolicitation covenant or material violation of any other restrictive covenant by which the Participant may be bound, including, not limited to, those set forth in the Employment Agreement, then, in each case, all unvested Restricted Stock Units shall be forfeited and cancelled without consideration; provided, that any vested Restricted Stock Units shall remain outstanding until settled in accordance with Section 4.

(ii) Termination by the Participant without Good Reason. In the event of a termination of Continuous Service by the Participant without Good Reason prior to the three (3)-year anniversary of the Commencement Date, all vested Restricted Stock Units shall remain outstanding until settled pursuant to Section 4 and all unvested Restricted Stock Units shall be forfeited and cancelled without consideration. In the event of a termination of Continuous Service by the Participant without Good Reason on or following the three (3)-year anniversary of the Commencement Date, all vested Restricted Stock Units shall remain outstanding until settled in accordance with Section 4.

(iii) Termination due to Death or Disability. In the event of a termination of Continuous Service (x) by the Company due to the Participant’s Disability, or (y) due to the Participant’s death, all vested Restricted Stock Units shall remain outstanding until settled in accordance with Section 4 and, subject to, in each case, the Participant’s or the Participant’s estate, as applicable, timely execution and non-revocation of a separation agreement and general release of claims, in the form attached to the Employment Agreement (the “Release

Requirement”), the next tranche of unvested Restricted Stock Units that would have vested had the Participant remained in Continuous Service through the next Vesting Date shall vest, and, together with all vested Restricted Stock Units outstanding as of the date of such termination, shall remain outstanding until settled in accordance with Section 4. All Restricted Stock Units that are not vested or that do not vest following the acceleration of vesting contemplated by this Section 3(d)(iii) shall be forfeited and cancelled without consideration.

(iv) Termination by the Company without Cause or by the Participant for Good Reason. In the event of a termination of Continuous Service (x) by the Company without Cause (excluding due to death or Disability) or (y) by the Participant for Good Reason, all vested Restricted Stock Units shall remain outstanding until settled in accordance with Section 4 and, in each case, subject to the Release Requirement, all unvested Restricted Stock Units shall vest, and, together with all vested Restricted Stock Units outstanding as of the date of such termination, shall remain outstanding until settled in accordance with Section 4.

4. Settlement. Subject to the terms, conditions and restrictions contained herein, on or within thirty (30) days following the Settlement Date, the Participant shall receive the number of shares of Common Stock that correspond to the number of outstanding vested Restricted Stock Units, and such outstanding vested Restricted Stock Units shall be cancelled upon the delivery of such shares of Common Stock. Upon settlement pursuant to, and in accordance with, this Section 4, shares of Common Stock will be transferred to the Participant and a certificate or certificates representing the shares of Common Stock will be issued in the name of the Participant. Notwithstanding the foregoing, the Company may, in its discretion, elect to complete the delivery of such shares of Common Stock by means of electronic book-entry, rather than issuing physical share certificates. Any shares of Common Stock issued hereunder shall be subject to the terms, conditions and restrictions contained in the Stockholders’ Agreement. Notwithstanding the foregoing, in the event of a Change in Control, all vested Restricted Stock Units shall be converted into the right to receive transaction consideration on the same basis as other Stockholders, and the Company shall have the right to cash out such vested Restricted Stock Units for transaction consideration on the same basis as other Stockholders. Notwithstanding anything contained herein to the contrary, the Board may (i) determine in its discretion to pay the transaction consideration entirely in cash (rather than in cash and in-kind), so long as Participant is paid in the same form of consideration as all other Stockholders and (ii) value any escrows, holdbacks and earn outs, in each case, at maximum amounts, allocable to the vested Restricted Stock Units as of the date of the Change in Control is consummated and pay such amounts to the Participant in connection with the Change in Control (rather than on the later date(s) on which actually paid to the Stockholders), in each case, subject to compliance with Section 409A of the Code.

5. Dividend Equivalents. In the event that the Company pays a dividend on its outstanding Common Stock for which the related record date occurs after the Date of Grant and prior to the date a Restricted Stock Unit becomes vested, dividend equivalents will accrue and be credited to a dividend book entry account on behalf of the Participant with respect to the Restricted Stock Units granted hereunder on the same terms as dividends are paid to holders of Common Stock. Such dividend equivalents will be paid in cash (valuing any dividends in the form of property at the Fair Market Value thereof), without interest, within fifteen (15) days after, and to the extent that, a Restricted Stock Unit vests in accordance with the provisions hereof. For the avoidance of doubt, (a) to the extent any Restricted Stock Units are forfeited, cancelled or terminated for any reason prior to becoming vested, any dividend equivalents corresponding to such forfeited, cancelled or terminated Restricted Stock Units shall automatically be forfeited for no consideration and (b) any dividends paid on outstanding Common Stock for which the related record date occurs after the date a Restricted Stock Unit becomes vested shall be paid to Participant as though such Restricted Stock Units were outstanding Common Stock.

6. Taxes. As a condition to the vesting and settlement of the Restricted Stock Units, the Participant shall satisfy the corresponding tax obligations by remitting cash to the Company; provided that, at the Participant’s election, the Participant may satisfy the corresponding tax obligations by instructing the Company to withhold Common Stock with an aggregate fair market value (prior to a Public Company Event, based on a Valuation completed as of June 30, 2031 unless there have been material changes since such Valuation that makes such Valuation unreasonable to use as the then-current fair market per share value, as reasonably determined by the Board, in which case such June 30, 2031 Valuation shall be reasonably adjusted to account for such change and, if in connection with a Change in Control, based on the amount received in respect of each Restricted Stock Unit in connection with the consummation of the Change in Control (not including any holdback, earnouts or other post-closing adjustments (which would be taxed only if and when distributed or paid to the Participant)) sufficient to satisfy such tax obligations, and the Company shall withhold such shares and fund the tax obligations upon such instruction; provided, further, that following a Public Company Event, in lieu of share withholding, the Company may implement a broker assisted share sale mechanism to cover the Participant’s withholding taxes, to the extent legally permitted. In any case, following a Public Company Event and during an open trading window, the Company shall cooperate with the Participant in order to facilitate the Participant having the ability to enter into valid 10b-5-1 plans to satisfy tax obligations in connection with equity award vesting and settlement. Notwithstanding the foregoing, to the extent any portion of the Restricted Stock Units is settled in cash or cash transaction consideration pursuant to Section 4, any cash amount shall first be used to reduce any required employee-side tax withholding obligations.

7. Stockholders’ Agreement. Notwithstanding anything herein to the contrary, in no event shall shares of Common Stock be delivered pursuant to this Agreement if the Participant has not executed and delivered to the Company a joinder to the Stockholders’ Agreement.

8. Representations. The Participant represents, warrants, acknowledges and agrees that (i) the Participant is an “accredited investor” within the meaning of Section 501(a) of Regulation D under the Securities Act and acquiring the Restricted Stock Units and underlying Common Stock for and on behalf of the Participant, for investment purposes, and not with a view to distribution in violation of the Securities Act; (ii) the Participant understands that there are substantial restrictions on the transferability of the Restricted Stock Units and the Common Stock underlying the Restricted Stock Units and, on the Date of Grant and for an indefinite period following the Date of Grant, there will be no public market for the Common Stock and, accordingly, it may not be possible for the Participant to liquidate the Common Stock in case of emergency, if at all; (iii) the Common Stock has not been registered under the Securities Act and, therefore, cannot be resold unless registered under the Securities Act or unless an exemption from registration is available; (iv) the Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries and Affiliates, the Company’s organizational documents, the terms and conditions of the acquisition of the Common Stock underlying the Restricted Stock Units, and the Plan and to obtain any additional information which the Participant deems necessary; (v) the Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of the prospective investment; and (vi) the Participant did not learn of the offering of the Restricted Stock Units by any form of general solicitation or general advertising.

9. Compliance with Laws and Regulations. The grant of this RSU Award and the issuance and transfer of the Common Stock underlying the Restricted Stock Units upon settlement of this RSU Award shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the shares of Common Stock may be listed at the time of such issuance or transfer.

10. Transfer Restrictions. Neither the Restricted Stock Units nor any right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, hypothecation, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to effect any such action shall be void. If the Participant or the Participant’s beneficiary hereunder violates the restrictions of this Section 10, then the Restricted Stock Units and any and all of the Participant’s or beneficiary’s rights and/or benefits under this Agreement shall cease and terminate. Notwithstanding any of the foregoing to the contrary, the Restricted Stock Units may be transferred by Participant, without consideration, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved by the Committee in its sole discretion (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan. For the avoidance of doubt, nothing herein affects the transferability of shares of Common Stock received upon settlement of the Restricted Stock Units.

11. No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time.

12. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

If to the Company:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Attention: General Counsel

If to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

13. Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

14. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the beneficiaries, executors and administrators, heirs and successors of the Participant.

15. Section 409A.

(a) Notwithstanding anything herein to the contrary, this Agreement and the Restricted Stock Units granted hereunder are intended to comply with, or be exempt from, the provisions of Section 409A of the Code, and shall be construed and interpreted in a manner consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee that any payment under this Agreement complies with, or is exempt from, Section 409A of the Code, and neither the Company, its subsidiaries or Affiliates, nor their respective executives, members, partners, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits under this Agreement to comply with Section 409A of the Code to the extent such payments or benefits are made in accordance with the terms of this Agreement. No payment, benefit or consideration shall be substituted for this RSU Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement would result in the imposition of taxes under Section 409A of the Code, that provision shall be reformed by the Company and Participant, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights with respect to this RSU Award. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.

(b) Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of the Restricted Stock Units granted hereunder that are “nonqualified deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to the Participant prior to the date that is six (6) months after the date of the Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any six (6)-month delay, all such delayed payments will be paid in a single lump sum (without interest) on the earliest date permitted under Section 409A of the Code that is also a business day.

(c) References in this Agreement to “termination of employment” or “termination of Continuous Service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of this RSU Award is designated as a separate payment.

16. Entire Agreement. This Agreement, together with the Plan and the Stockholders’ Agreement, constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all prior agreements or prior understandings, whether written or oral, between the Company or its Affiliates and the Participant relating to such subject matter, including, without limitation, Exhibit B of the Employment Agreement.

17. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the laws of the State of Delaware.

18. Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

19. Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

20. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement as of the [•] day of August, 2024.

SUPERIOR ENERGY SERVICES, INC.

By:
Title:

Participant